INVESTMENT ADVISORY AGREEMENT

       AGREEMENT made this 1st day of October, 1999 between Reynolds Funds, Inc., a Maryland corporation (the "Company"), and Reynolds Capital Management (the "Adviser").

                              W I T N E S S E T H:

       WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company comprising a series of five mutual funds, the Reynolds Blue Chip Growth Fund, the Reynolds Opportunity Fund, the Reynolds U.S. Government Bond Fund, and the Reynolds Money Market Fund, and the Reynolds Fund; and

       WHEREAS, the Company desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as the investment adviser for the Reynolds Fund.

       NOW, THEREFORE, the Company and the Adviser do mutually promise and agree as follows:

       1. Employment. The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of the Reynolds Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

       2. Authority of the Adviser. The Adviser shall supervise and manage the investment portfolio of the Reynolds Fund, and, subject to such policies as the board of directors of the Company may determine, direct the purchase and sale of investment securities in the day to day management of the Reynolds Fund. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Company, but without compensation or reimbursement of expenses for such services from the Company. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, as amended or supplemented, or any applicable statute or regulation, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the affairs of the Company.

       3. Expenses. The Adviser, at its own expense and without reimbursement from the Company, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the


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Reynolds  Fund.  The Adviser  shall not be  required to pay any  expenses of the
Reynolds Fund except as provided herein if the total expenses borne by the Reynolds Fund, including the Adviser's fee and the fees paid to the Reynolds Fund's Administrator but excluding all federal, state and local taxes, interest, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, brokerage commissions and extraordinary items, in any year exceed that percentage of the average net asset value of the Reynolds Fund for such year, as determined by valuations made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Reynolds Fund's shares are qualified for sale or, if the states in which the Reynolds Fund's shares are qualified for sale impose no such restrictions, 1.95%. The expenses of the Reynolds Fund's operations borne by the Reynolds Fund include by way of illustration and not limitation, directors fees paid to those directors who are not officers of the Company, the costs of preparing and printing registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, payments made pursuant to the Reynolds Funds 12b-1 Plan, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Reynolds Fund's assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

       The Reynolds Fund shall monitor its expense ratio on a monthly basis. If the accrued amount of the expenses of the Reynolds Fund exceeds the expense limitation established herein, the Reynolds Fund shall create an account receivable from the Adviser in the amount of such excess. In such a situation the monthly payment of the Adviser's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Reynolds Fund's fiscal year if accrued expenses thereafter fall below the expense limitation.

       4. Compensation of the Adviser. For the services to be rendered by the Adviser hereunder, the Company through the Reynolds Fund shall pay to the Adviser an advisory fee, paid monthly, based on the average net asset value of the Reynolds Fund, as determined by valuations made as of the close of each business day of the month. The advisory fee shall be 1/12 of 1.00% of such net asset value. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it

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is in effect  and the fee  computed  upon the  average  net  asset  value of the business days during which it is so in effect.

       5. Ownership of Shares of the Reynolds Fund. The Adviser shall not take an ownership position in the Reynolds Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of the Reynolds Fund, except for the purchase of shares of the Reynolds Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Company.

       6. Exclusivity. The services of the Adviser to the Reynolds Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Adviser has agreed to permit the Company to use the name "Reynolds", if it so desires, it is understood and agreed that the Adviser reserves the right to use and permit other persons, firms or corporations, including investment companies, to use such name. During the period that this Agreement is in effect, the Adviser shall be the Reynolds Fund's sole investment adviser.

       7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Reynolds Fund or to any shareholder of the Reynolds Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

       8. Brokerage Commissions. The Adviser may cause the Reynolds Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).

       9. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the board of directors of the Company in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Reynolds Fund, as defined in the Act.

       10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Company or by a vote of the majority of the outstanding voting securities of the Reynolds Fund, as

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

defined in the Act, upon giving sixty (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Company. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for an initial period beginning as of the date hereof and ending September 30, 2001 and indefinitely thereafter, but only so long as the continuance after such initial period is specifically approved annually by
(i) the board of directors of the Company or by the vote of the majority of the outstanding voting securities of the Reynolds Fund, as defined in the Act, and
(ii) the board of directors of the Company in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                          REYNOLDS CAPITAL MANAGEMENT
                                           (the "Adviser")


                                          By:
                                                   Sole Proprietor

                                          REYNOLDS FUNDS, INC.
                                          (the "Company")


                                          By: _________________________
                                                   President


                                          By:________________________________
                                                   Secretary